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                            SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D. C. 20549


                                         FORM 8-K


                                      CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              FEBRUARY 12, 1996



                                PROTECTIVE LIFE CORPORATION
                  (Exact name of registrant as specified in its charter)


            DELAWARE                       1-12332                95-2492236
     (State or other jurisdiction         (Commission            (IRS Employer
          of incorporation)         File Number)          Identification No.)


       2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                   35223
         (Address of principal executive offices)                  (Zip Code)


  Registrant's telephone number, including area code    (205) 879-9230


                                         N/A

              (Former name or former address, if changed since last report.)
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Item 5.   OTHER EVENTS.



On February 12, 1996, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.













                                        SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                PROTECTIVE LIFE CORPORATION


                BY/S/JERRY W. DEFOOR
                     Jerry W. DeFoor
                     Vice President and Controller

Dated: February 12, 1996
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Exhibit A



February 12, 1996


FOR IMMEDIATE RELEASE


                      PROTECTIVE LIFE CORPORATION ANNOUNCES EARNINGS


Protective Life Corporation (NYSE:PL) announced fourth quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.70 per share in the 1995 fourth quarter, a 13% increase over the $.62 per share last year in the fourth quarter. Consolidated net income for the fourth quarter of 1995 was $18.9 million or $.65 per share, compared to $18.7 million or $.68 per share reported for the 1994 fourth quarter. All prior period results have been restated to reflect a two-for-one stock split on June 1, 1995.

The Company's 1995 operating income was a record $2.68 per share, a 13% increase over the $2.38 per share reported for 1994. Consolidated net income in 1995 was $76.7 million or $2.68 per share, compared to $70.4 million or $2.57 per share last year.

At December 31, 1995, the Company's assets were $7.2 billion, an increase of $1.1 billion in 1995. Stockholders' equity per share was $16.29 (excluding $2.01 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for 1995 was 17.7%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States and Hong Kong.